UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ROSENBERG, ROBERT A.
   1710 GOODRIDGE DRIVE
   MCLEAN, VA  22102-3799
2. Issuer Name and Ticker or Trading Symbol
   SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   MARCH 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   EXECUTIVE VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |3/15/2|G   |V|1,819             |A  |N/A        |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |3/16/2|M   | |12,000            |A  |$3.93      |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |3/16/2|F   | |5,480             |D  |$25.92     |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |3/21/2|A   |V|1,000             |A  |N/A        |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |3/28/2|G   |V|8,339             |D  |N/A        |6,588              |D     |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |3/15/2|G   |V|1,819             |D  |N/A        |                   |      |                           |
                           |000   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |3/28/2|G   |V|8,339             |A  |N/A        |136,344            |I     |By Trust                   |
                           |000   |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |5,584              |I     |By 401(k) Plan             |
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                           |      |    | |                  |   |           |20,079             |I     |(1)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (Class A)|$3.93   |3/16/|M   | |12,000     |D  |3/27/|3/26/|Class A Comm|12,000 |N/A    |-0-         |D  |            |
 (right to buy)       |        |2000 |    | |           |   |96 (2|00   |on Stock    |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Stock Option (Class A)|$25.92  |3/21/|A   |V|10,000     |A  |3/21/|3/20/|Class A Comm|10,000 |N/A    |10,000      |D  |            |
 (right to buy)       |        |2000 |    | |           |   |01 (2|05   |on Stock    |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
 (1) By SAIC Employee Stock Retirement
Plan
 (2) The option is exercisable according to the following annual vesting schedule: 20% in years 1, 2 and 3 and
40% in year
4.
SIGNATURE OF REPORTING PERSON
By: D. Garrett, attorney-in-fact, for R. Rosenberg
DATE
April 7, 2000